Exhibit 16.1

June 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC

20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 9, 2026 of Vireo Growth Inc., (the “Company”) and are in agreement with the statements contained in paragraphs 2 and 3 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

/s/ DAVIDSON & COMPANY LLP

DAVIDSON & COMPANY LLP

Chartered Professional Accountants